Exhibit 99.1

May 5, 2010

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES FIRST QUARTER 2010 RESULTS

Leucadia National Corporation (LUK – NYSE) today announced its operating results for the three month period ended March 31, 2010.  Net income attributable to Leucadia National Corporation common shareholders for the three month period ended March 31, 2010 was $191,479,000 or $.78 per diluted common share as compared to net loss attributable to Leucadia National Corporation common shareholders for the three month period ended March 31, 2009 of $(140,007,000) or $(.59) per diluted common share.

For more information on the Company’s results of operations for the first quarter of 2010, please see the Company’s Form 10-Q for the three months ended March 31, 2010, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month
	Period Ended March 31,
	2010	2009

Revenues and other income	$374,442	$250,343

Net securities gains (losses)	$99,067	$(26,283)

Income (loss) before income taxes and income (losses)
related to associated companies	$43,013	$(81,483)

Income taxes	2,702	(24,304)

Income (loss) before income (losses)
related to associated companies	40,311	(57,179)

Income (losses) related to associated companies, net of taxes	151,194	(82,954)

Net income (loss)	191,505	(140,133)

Net (income) loss attributable to the noncontrolling interest	(26)	126

Net income (loss) attributable to Leucadia National Corporation
common shareholders	$191,479	$(140,007)

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders	$.79	$(.59)

Number of shares in calculation	243,291	238,499

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders	$.78	$(.59)

Number of shares in calculation	247,594	238,499